CERTIFICATE OF AMENDMENT OF AMENDMENT
 TO ARTICLES OF INCORPORATION
OF
BETTING, INC.
I, Thomas S. Hughes, certify that:
1. The original articles were filed with the Office of the Secretary of State on March 8, 1999.
2.      As of this date, there is no issued or outstanding
stock.
3.  Pursuant to a Board of Directors meeting at which in
excess of two-thirds voted in favor of the following amendment, the company hereby adopts the following amendments to the Articles of Incorporation of this Corporation:
                Article One: The name of this Corporation is:
eCONNECT
Article Two: The Resident Agent for this Corporation
shall be:
Shawn F. Hackman, Esq., 3360 West Sahara Avenue, Suite 200, Las Vegas, Nevada 89102
                Article Four: This Corporation is authorized to issue only one class of shares of stock, the total number of which is 100,000,000 shares, each with a par value of $0.001. _/s/ Thomas S. Hughes_____________
Thomas S. Hughes,
President/Director
Verification
State of California
                               SS
County of Los Angeles
        On this 25th day of May, 1999, before me, the undersigned, a Notary Public in and for said State, personally appeared Thomas S. Hughes personally known to me (or proved to me on the basis of satisfactory evidence) to be the person who subscribed his name to the Certificate of Amendment of Amendment to Articles of Incorporation and acknowledged to me that he executed the same freely and voluntarily and for the use and purposes therein mentioned.
By: _/s/_______________________
Notary Public in and for said
County and State